Exhibit 10.3

Memo

Date:	August 25, 2017
To:
From:	Ann Marie Coverly
Re:	100% Director’s fee Deferral

This memo is to acknowledge your understanding of and agreement to terms conveyed to you in recent conversations regarding the deferral of 100% of your director’s fees commencing for the first pay period in September 2017 and continuing until discontinued by the Board of Directors.

In order to conserve cash all Directors have agreed to a director’s fee deferral of 100%. You hereby authorize the Company to withhold 100% of your director’s fees on a per pay period basis. The deferred compensation will be paid to you at such time as the Board Determines. The Board has agreed to issue to you options with an exercise price of $0.37 per shares, the closing price of the Common Stock on the NYSE American on August 25, 2017, for agreeing to defer your fees, with the number and other terms of such options to be determined at a later date.

I hereby acknowledge my understanding of and agree to the above:

Date